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                           EXHIBIT 12

     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                   For Year Ended December 31, 1998

                    (Dollar Amounts in Thousands)



                                   Allegheny Generating Company

Earnings:
     Net Income                                   $ 22,753
     Fixed charges (see below)                      13,987
     Income taxes                                   11,006

     Total earnings                               $ 47,746


Fixed Charges:
     Interest on long-term debt                   $ 10,848
     Other interest                                  3,139
     Estimated interest
       component of rentals                           ---

     Total fixed charges                          $ 13,987


Ratio of Earnings to
  Fixed Charges                                       3.41